                                                                Exhibit 10(a)

                              Consulting Agreement

         THIS AGREEMENT is entered into in Chattanooga, Tennessee, as of ___________, __, 1997 by and between Cornerstone Bancshares, Inc., a Tennessee corporation (the "Company") and DAVID E. YOUNG, a resident of the State of Tennessee ("Consultant").

         WHEREAS, the Company desires to procure certain consulting services (the "Services") from Consultant, as more particularly set forth herein; and

          WHEREAS, Consultant desires to provide such Services to the Company on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the Company and Consultant agree as follows:

         1. ENGAGEMENT. The Company shall engage Consultant to render the Services, and Consultant accepts such engagement with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on _____________ __, 1997 and ending on _____________ __, 2002 (the "Consulting
Period").

         2.  POSITION AND DUTIES.

         (a) During the term of this Agreement, Consultant shall render such Services to the Company related to the management of Company's personnel and operations and marketing of the Company as the Company's President (the "President") may from time to time direct.

         (b) Consultant shall provide such advice with respect to the business of the Company as may reasonably be requested by the President of the Company. None of the services required to be performed hereunder shall be performed outside Chattanooga, Tennessee, it being the understanding of the parties that the consultation and advice shall be provided exclusively over the telephone or by written communication. Consultant shall perform his duties under this agreement competently, taking into account his other commitments and business activities. Provided, however, that in no event shall Consultant enter into any other employment or consulting arrangements which would violate his obligations under any non-competition provision of this or any other agreement between Consultant and the Company.

         (c) The Company will reimburse Consultant for any pre-approved expenses incurred by Consultant in the performance of his duties hereunder.

         3.  COMPENSATION AND BENEFITS.

         (a) Compensation. In consideration for the Services rendered by Consultant to the Company, the Company shall pay to Consultant an amount equal to Three Hundred Seventy Five Thousand Dollars ($375,000.00), payable in substantially equal monthly installments, commencing on _____________ __, 199__.

         (b) Consultant's Death. In the event that Consultant dies prior to the expiration of the Consulting Period, the Company shall pay to Consultant's estate all payments which would have been paid to Consultant had he survived to the expiration of the Consulting Period. Consultant's estate may elect to receive such payments in one lump sum.

          (c) Consultant's Disability. Payment's due under this Section 3 shall continue to be made to Consultant even though he may become disabled or incompetent prior to the expiration of the Consulting Period.

         (d) Insurance. It is expressly understood that Consultant shall be entitled to health insurance coverage under the Company's health insurance plan paid for by the Company as contemplated in Paragraph 5 of the Change-in-Control Protective Agreement dated November 8, 1996, by and between Consultant and The Bank of East Ridge.


          4. PUTS AND CALLS WITH RESPECT TO CONSULTANT'S STOCK; PIGGY-BACK REGISTRATION RIGHTS.

         (a) Subject to the terms and conditions of this Section 4, Consultant shall have the right (the "Put Right") to require Company to redeem, and Company shall redeem from Consultant, shares of Consultant's stock of Company in accordance with the schedule and at the put prices set forth below:

                                    Shares Subject to Put Right
         Year                       (the "Put Shares") *                        Put Price **
         ----                       ---------------------------                 ------------
         1998                             46,745                                $12.55

         1999                             28,356                                $14.00

         2000                             21,756                                $16.00

         * Subject to pro rata reduction in the event that Consultant receives less than thirty percent (30%) of total consideration payable to him in connection with the merger (the "Merger") contemplated in that certain Agreement and Plan of Merger dated as of March 18, 1997 by and among Cornerstone Community Bank, East Ridge Bancshares, Inc., the Bank of East Ridge and Consultant in the form of Company stock.

         ** The price is subject to increase or decrease, accordingly, in the event the interest rate on the indebtedness of Consultant contemplated by the letter from First Tennessee Bank dated ____________ is less than or greater than 8.75%.

         (b) Subject to the terms and conditions of this Section 4, Company shall have the right (the "Call Right") to require Consultant to sell, and Consultant shall sell to Company, shares of Consultant's stock of Company in accordance with the schedule and at the call prices set forth below:


                                    Shares Subject to Call Right
         Year                       (the "Call Shares") *                       Call Price **
         ----                       ----------------------------                -------------
         1998                               46,745                              $12.55

         1999                               28,356                              $14.00

         2000                               21,756                              $16.00


         * Subject to pro rata reduction in the event that Consultant receives less than thirty percent (30%) of total consideration payable to him in the Merger in the form of Company stock.

         ** The price is subject to increase or decrease, accordingly, in the event the interest rate on the indebtedness of Consultant contemplated by the letter from First Tennessee Bank dated ____________ is less than or greater than 8.75%.

         (c) Consultant may exercise his Put Rights as to all or any portion of the Put Shares in any year by giving written notice to Company on or before March 1 of each year as provided in Section 4 of this Agreement. Company may exercise its Call Right as to all or any portion of the Call Shares as to which Put Rights have not been previously exercised by Consultant by giving written notice to Consultant on or before March 15 of each year. Company shall redeem and make payment in cash to Consultant for shares as to which Put Rights or Call Rights have been exercised within thirty (30) days of the date of notice of exercise of such Put Rights or Call Rights, as the case may be. Upon redemption of shares subject to Put Rights or Call Rights, Consultant shall deliver to Company certificates representing such shares together with duly executed stock powers with signatures guaranteed. Notwithstanding any provision of this Section 4 to the contrary, nothing herein shall prohibit Consultant from selling shares otherwise subject to Call Rights to third parties provided that such sales are consummated prior to receipt by Consultant of a notice of exercise of Call Rights. Put Rights and Call Rights shall not be cumulative in successive years to the extent they are not exercised in any year.

         (d) Notwithstanding anything herein to the contrary, Company may at any time after March 1, 1998 redeem all of the Call Shares to which Put Rights or Call Rights have not been previously exercised by Consultant by giving written notice to Consultant on or before March 15 of the year in which Company desires to exercise such redemption rights. In no event may the Company redeem any such shares except between March 1 and March 15 of the year in which the Company desires to exercise such redemption rights. In such event the call price for all shares redeemed in any year shall be as set forth in the schedule above for that year. For instance, the Company may call all of the Call Shares to which Put Rights or Call Rights have not been previously exercised in 1998 at $12.55 by giving written notice as set forth above.

         (e) (i) If at any time or from time to time, the Company shall determine to register any of its common stock (the "Registrable Securities"), either for its own account or the account of a security holder or holders, in a registration statement covering the sale of Registrable Securities pursuant to an underwritten public offering, the Company will: (1) promptly give Consultant written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and (2) include in such registration (and any related qualification under blue sky laws or other compliance) and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within thirty days after receipt of such written notice from the Company, by Consultant, except as set forth in Subsection 4(d)(ii) below.

             (ii) The right of Consultant to registration pursuant to this Subsection 4(d) shall be conditioned upon Consultant's participation in the underwriting and the inclusion of Consultant's Registrable Securities in the underwriting to the extent provided herein. All shareholders, including Consultant, proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Subsection 4(d), if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, and (1) if such registration is the first registered offering of the sale of the Company's securities to the general public, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting, or (2) if such registration is other than the first registered offering of the sale of the Company's securities to the general public, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting; provided, however, that with respect to a registration within the category described in Clause (2) of this sentence, the underwriter may not limit the amount of Registrable Securities included in such registration and underwriting to less than an amount equal to 20 percent of the amount of all of the Company's securities included within such registration and underwriting. The Company shall so advise all holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in such registration held by such holders at the time of filing the registration statement.

If Consultant disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall, unless Consultant requests otherwise, be included in such registration but shall not be transferred in a public distribution prior to ninety days after the effective date of the registration statement relating thereto.

              (iii) All expenses incurred in connection with any registration, qualification or compliance pursuant to this Subsection 4(d), including without limitation, all registration, filing, and qualification fees, printing expenses, fees and disbursements of counsel for the Company, and expenses of any special audits incidental to or required by such registration, shall be borne by the Company; provided, however that the Company shall not be required to pay fees of legal counsel of Consultant, or underwriters' fees, discounts, or commissions relating to Registrable Securities of Consultant.

              (iv) In the case of each registration, qualification, or compliance effected by the Company pursuant to this Subsection 4(d), the Company will keep Consultant advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

                  (1) Keep such registration, qualification or compliance effective for a period of 180 days or until the holders of Registrable Securities, including Consultant, participating therein, have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

                  (2) Furnish such number of prospectuses and other documents incident thereto as Consultant from time to time may reasonably request.

              (v) (1) The Company will indemnify Consultant with respect to such registration, qualification, or compliance effected pursuant to this Subsection 4(d), and each underwriter, if any, and each person who controls any underwriter of the Registrable Securities held by or issuable to Consultant against all claims, losses, damages, and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act of 1933, as amended (the "Securities Act") applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse Consultant, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any instrument duly executed by Consultant or any underwriter specifically for use therein.

                  (2) Consultant will, if Registrable Securities held by or issuable to Consultant are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors and officers who sign such registration statement, each underwriter, of the Company's securities covered by such a registration statement, each person who controls the Company within the meaning of the Securities Act, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, persons, or underwriters for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Consultant for use therein.

                  (3) Each party entitled to indemnification under this Subsection 4(d)(v) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of any such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Subsection 4(d). No Indemnifying Party, in the defense of any such claim or litigation, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

              (vi) Consultant, as holder of Registrable Securities included in any registration shall furnish to the Company such written information regarding Consultant and the distribution proposed by Consultant and any other holder of Registerable Securities as the Company may request in writing and as shall be required in connection with any registration, qualification, or compliance referred to in this Subsection 4(d).

         5. RELATIONSHIP BETWEEN THE PARTIES. This Agreement shall not create the relationship of principal and agent between the parties. Consultant shall have no authority to make any commitment on behalf of the Company, and the Company shall have no authority to make any commitment on behalf of Consultant. Consultant represents and warrants that he shall not act as or represent himself to be an agent for the Company, nor create or attempt to create any obligation or liability on behalf of the Company. The Company warrants that it shall not act as or represent itself to be an agent for Consultant, nor create or attempt to create any obligation on behalf of Consultant.

         6. INDEPENDENT CONTRACTOR STATUS. Consultant hereby acknowledges and agrees that he is aware that he will not be treated as an employee of the Company for any purposes with respect to the Services rendered under this Agreement. Consultant agrees to comply with all tax laws applicable to his status as an independent contractor of the Company. Consultant further acknowledges and agrees that as an independent contractor, he will not be entitled to participate in any of the employee benefit plans customarily provided by the Company to its employees.

         7. RESTRICTIVE COVENANTS. Consultant agrees to the following restrictions upon his activities:

         (a) Disclosure of Confidential Commercial Information. Consultant agrees and acknowledges that he has acquired and will acquire information and knowledge concerning the business operations of the Company, the identity of vendors, and suppliers of the Company, the corporate structure of the Company, the identity of and information concerning the Company's shareholders, directors, officers and employees, the Company's methods of operation and doing business, business practices related to the operation of the Company's business, financial information, procedures, data, information concerning the Company's customers, finances, plans for expansion, processes, methods, formulae, apparatus, specifications, materials, discoveries, inventions or patents including applications and rights in discoveries, which information is "Confidential Commercial Information." Consultant shall not, at any time during or after the termination of this Agreement divulge to any person, firm, corporation or other entity any knowledge, information, or fact related to the Confidential Commercial Information, which information Consultant shall hold in trust in a fiduciary capacity for the sole benefit of the Company and its successors and assigns. This provision does not preclude the confidential disclosure by Consultant of Confidential Commercial Information to third parties, such as financial institutions or trade creditors, or disclosures in the ordinary course of business which is in the best interest of the Company or its subsidiaries, nor does this provision apply to Confidential Commercial Information that has become generally publicly available from the Company prior to the time of disclosure by the Consultant.

         (b) Noncompete. During the term of this Agreement, and for a period of two (2) years after the termination of this Agreement or any extension hereof, Consultant will not:

                  (i) engage, directly or indirectly, individually or as a principal, owner, officer, director, employee, independent contractor, shareholder (other than a holder of fewer than five percent (5%) of the outstanding shares of a publicly traded company), consultant, partner, joint venturer, agent, equity owner, or in any other capacity whatsoever, in any corporation, partnership, sole proprietorship, joint venture, limited liability company, or other business association or entity that engages in the provision of banking services within fifty (50) miles of Chattanooga, Tennessee (a "Competing Business")

                  (ii) perform for any Competing Business any duty Consultant has performed for Company that involves Consultant's access to, knowledge of, or application of Confidential Commercial Information; it being understood that this subparagraph (ii) shall be in addition to and not be construed as a limitation upon any other covenant in this Agreement; or

                  (iii) induce, request, advise, attempt to influence, or solicit, directly or indirectly, any individual or entity to purchase services similar to those offered by the Company from any person or business entity other than the Company within fifty (50) miles of Chattanooga, Tennessee; it is understood that this subparagraph (iii) shall be in addition to and not construed as a limitation upon any other covenant herein.

         (c) Reasonableness of Restrictions. Consultant acknowledges and agrees that the geographic scope, prohibited activities and time duration of the provisions of this PARAGRAPH 7 are reasonable, are no broader than necessary to maintain the confidentiality of the Confidential Commercial Information and the goodwill associated with Company's business and to protect the other business interest of the Company. Consultant also acknowledges that the provisions of this PARAGRAPH 7 are not oppressive and do not and will not impose any unreasonable burden on Consultant.

         (d) Severability; Invalid Provisions and Requests for Reformation. Each of the covenants contained in this PARAGRAPH 7 shall be deemed a separate covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in PARAGRAPH 7 hereof. If any provision of this Agreement (including without limitation any provision relating to the activities covered by, or time period or geographic scope of, the covenants provided for in this PARAGRAPH 7) is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof; such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision have never comprised apart hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically, as a part of this Agreement, a provision as similar as possible to the invalid provision, and such provision shall be legal, valid, and enforceable, and the parties hereby request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform any otherwise unenforceable covenants contained in PARAGRAPH 7 hereof in accordance with the proceeding provisions.

         8. INJUNCTION AND DAMAGES. Consultant acknowledges and agrees that a material breach by him of the covenants contained in PARAGRAPH 7 hereof will result in harm and continuing damage to the Company, its successors or assigns, for which there is no adequate remedy at law and, in the event of a material breach of such covenants by the Consultant, the Company shall be entitled to injunctive relief as well as other and further relief, including damages, as may be proper, without the necessity of showing actual damage. If a judicial determination is made that any of the provisions of PARAGRAPH 7 constitute an unreasonable and unenforceable restriction against Consultant, the parties agree that the court making such determination shall have the authority to reform the terms of PARAGRAPH 7 to the extent necessary to make the restrictions contained in those paragraphs reasonable and enforceable. Consultant acknowledges that a material breach of such covenants will result in substantial detriment and damage to the Company for which the

Consultant agrees that the Company shall be entitled to have and recover any and all actual damages, expenses, and cost resulting from said breach.

         9. NOTICE. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Consultant:            Copy to:

         David E. Young                   Kathryn R. Edge
         6756 Hickory Brook Road          Miller & Martin
         Chattanooga, Tennessee  37421    Suite 2325, SunTrust Financial Center
                                          424 Church Street
                                          Nashville, Tennessee 37219

         If to the Company:               Copy to:

         Timothy L. Hobbs, President      Colman B. Hoffman
         5319 Highway 153                 Baker Donelson Bearman & Caldwell
         Chattanooga, Tennessee  37343    2200 Riverview Tower, 900 S. Gay St.
                                          Knoxville, Tennessee 37902

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         10. FORCE MAJEURE. Neither party shall be liable for any delays or failures in performance due to the circumstances beyond its control.

         11. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

         12. CAPTIONS. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

         13. CHOICE OF LAW AND JURISDICTION. In consideration for Consultant's engagement by the Company, Consultant hereby agrees to submit to the personal jurisdiction of the State and Federal Courts for the State of Tennessee in the United States of America for any and all proceedings, claims or controversies which arise as a result of this Agreement. Also in consideration for Consultant's engagement by the Company, Consultant hereby agrees that the substantive, employment, contract, and procedural law of the State of Tennessee will govern any and all proceedings, claims or controversies arising as a result of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                     By:
                                        -------------------------------------
                                     Title:
                                           ----------------------------------



                                     ----------------------------------------
                                     DAVID E. YOUNG